Exhibit 2.1

                             CO-OWNERSHIP AGREEMENT

      THIS AGREEMENT is made and entered into this 21st day of October 2005 by and between Azur Shell Landing Development II LLC, a Mississippi limited liability company ("ASLD II"), Azur Shell Landing Resort Inc., a Mississippi corporation ("ASLR") and Azur International, Inc., a Nevada corporation ("Azur"). ASLR and ASLD II are sometimes referred to herein below as the "Co-Owners".

                                    RECITALS

      A. Crawford Family Limited Partnership, a Mississippi limited partnership ("Crawford"), and Naranjo Family Limited Partnership, a Florida limited partnership ("Naranjo") each own 50% of the membership interests in ASLD II.

      B. ASLD II owns five (5) parcels of land with an as is undeveloped appraised value of $19,170,000 (per the appraisal) described on the attached Exhibit A (the "Property") and, subject to the terms and conditions of this Agreement, desires to convey to ASLR a 95% undivided tenants-in-common interest in the Property (the "Transferred Interest") and require ASLR to manage and provide the financing to develop and sell the Property, it being the intention of the parties that ASLR shall develop the Property into a resort community.

      C. The parties desire that the conveyance to ASLR of the Transferred Interest shall be made subject to ASLD II (1) remaining the title owner of record of the Property and (2) becoming and retaining the right to act as, the sole trustee for the Co-Owners as beneficial owners of the Property;

      D. ASLR and ASLD II desire to establish their relative ownership interests in the Property as tenants-in-common and to set forth an agreed basis upon which the Transferred Interest shall be conveyed to ASLR and thereafter how the 95% undivided tenants-in-common interest in the Property owned by ASLR and the 5% undivided tenants-in-common interest in the Property to be retained by ASLD II shall be owned by them.

      NOW, THERFORE, for and in consideration of Ten ($10.00) Dollars paid by each of the parties hereto to the other, and in consideration of the mutual promises of the parties hereto running one to the other, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, it is hereby agreed as follows.

1. Incorporation of Recitals. The above recitals are incorporated herein by reference.


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2. Closing. The Closing Date shall be no later than November 4, 2005. (If the
Closing Date does not occur on or prior to November 4, 2005, then, except as provided in Section 11(b) regarding the survival of the general releases and indemnities given by the parties, this Agreement shall automatically terminate and be of no further force and effect.) As consideration for the transfer of the Transferred Interest, ASLR shall cause to be delivered on the Closing Date the following consideration. All of the consideration set forth below shall be deemed to be payment to ASLD II, but ASLD II directs that in lieu of a direct payment to ASLD II, the consideration be paid to the members of ASLD II, Crawford and Naranjo, as set forth below.

      2.1 The following shall be paid directly to Naranjo:

            (a) On the Closing Date, ASLR shall pay to Naranjo by check or wire transfer of immediately available funds the sum of One Million Dollars ($1,000,000),

            (b) On the Closing Date, Azur shall issue to Naranjo and/or those persons designated by Naranjo prior to the Closing Date a certificate or certificates aggregating 5,000,000 restricted shares of Common Stock, par value $.0001 per share, of Azur ("Azur Common Stock"), which shall be exchanged for an aggregate of 2,500,000 shares of Common Stock, par value $.0001, of New Harvest Capital Corporation, a Delaware corporation ("New Harvest") upon a share exchange to be made by all holders of Azur Common Stock upon the effectiveness of a Registration Statement on Form S-4 which has been filed by New Harvest with the Securities and Exchange Commission (the "SEC"), such registration statement to be declared effective within 180 days after the Closing Date.; provided, however, that if Azur shall in its sole discretion determine not to consummate the share exchange with New Harvest, Azur shall file with the SEC a registration statement covering the resale of the Azur Common Stock issued to Naranjo and/or Naranjo's designees under this Agreement and such registration statement shall be declared effective within 180 days after the Closing Date.

            (c)   On the Closing Date, Azur shall issue to Naranjo a promissory note in the principal amount of $250,000 in the form of Exhibit B attached hereto (the "Naranjo Note").

            (d) After the Closing Date and until Naranjo shall have received payments in an aggregate amount of $16,000,000 as a result of its 5% undivided tenants-in-common interest the Property, Naranjo shall receive directly and within 5 business days of each closing, 5% of the Gross Proceeds. For purposes of this Agreement, Gross Proceeds means revenue derived from the sale of developed Property, sale of land, lease or rental of any or all of the Property or any interest therein before closing costs, commissions or other expenses paid in connection therewith; provided, however, that in any event, Naranjo shall receive in respect of its 5% undivided interest in the Property on a cumulative basis from the date hereof to December 31 of the year specified below the aggregate amounts set forth in the table below:


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      By December 31           Total Cumulative Amount of
      --------------           Gross Proceeds Which Must be
                               Received by Naranjo
                               -------------------

      2006                      $1,000,000
      2007                      $2,500,000
      2008                      $5,500,000
      2009                      $9,000,000
      2010                     $12,500,000
      2011                     $16,000,000

            (e) ASLR shall pay all closing costs and reasonable attorney's fees incurred by Naranjo associated with the preparation and implementation of this Agreement.

      2.2 The following shall be paid directly to or on behalf of Crawford:

            (a) On the Closing Date, ASLR shall pay to Crawford by check or wire transfer of immediately available funds the sum of Two Hundred Fifty Thousand Dollars ($250,000),

            (b) On the Closing Date, ASLR shall issue to the order of Crawford a promissory note, dated the Closing Date, in the principal amount of $1,460,000 (which amount includes unpaid salary from February 1, 2005 - September 30, 2005 of $210,000), which shall be in the form of Exhibit C attached hereto (the "Crawford Closing Note"),

            (c) On the Closing Date, Azur shall issue to Crawford a certificate for 5,000,000 restricted shares of Azur Common Stock, which shall be exchanged for 2,500,000 shares of New Harvest Common Stock upon a share exchange to be made by all holders of Azur Common Stock upon the effectiveness of a Registration Statement on Form S-4 which has been filed by New Harvest with the SEC, such registration statement to be declared effective within 180 days after the Closing Date; provided, however, that if Azur shall in its sole discretion determine not to consummate the share exchange with New Harvest, Azur shall file with the SEC a registration statement covering the resale of the Azur Common Stock issued to Crawford under this Agreement and such registration statement shall be declared effective within 180 days after the Closing Date.


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            (d) On the Closing Date, ASLR and Carl Crawford shall enter in an
Employment Agreement in the form of Exhibit D attached hereto (the "Employment Agreement").

            (e) On the Closing Date ASLR shall pay to Shell Landing Golf, L.L.C. ("Shell Golf"), the entire outstanding principal balance and accrued interest of the Purchase Money Promissory Note, dated November 17, 2004 from The Grand Shell Landing, Inc. ("Shell Landing") and Carl Crawford to the order of Shell Golf, which outstanding principal amount and accrued interest is $1,136,000 in the aggregate as of the date of this Agreement the Shell Golf Note"). Upon payment of the Shell Golf Note, Azur and Carl Crawford shall direct the Escrow Agent for that transaction, Stephen W. Burrow, to deliver all remaining shares of Azur in his possession to Carl Crawford and all remaining shares of The Grand Shell Landing, Inc. to Azur.

            (f) ASLR shall pay all closing costs and reasonable attorney's fees incurred by Crawford associated with the preparation and implementation of this Agreement.

            (g) After the Closing Date ASLR shall pay to Crawford in perpetuity 5% of all gross proceeds received by ASLR or any of its subsidiaries from of sales of land from the Property (including individual lots, tracts intended for development as condos, hotels, retail areas, etc.) less only standard closing costs and commissions paid by ASLR in connection with such land sales not to exceed ten percent (10%) of the purchase price. In the event 75% or more of the Property is sold by ASLR (or any combination of ASLR, its successors, parents, subsidiaries, affiliates, directors, officers, employees, attorneys, shareholders or agents), then Crawford shall be paid from the proceeds of that sale the difference between (i) $5 million and (ii) all prior payments made to Crawford by ASLR under this Section 2.2(g).

            (h) On the Closing Date ASLR shall issue to Crawford, a number of shares of its common stock so that immediately after the issuance of such shares, Crawford shall own 25% of the outstanding common stock of ASLR. On the Closing Date there shall not be outstanding any other class of capital stock of ASLR nor any securities convertible into, or exercisable or exchangeable for any shares of ASLR capital stock.

      2.3 Upon the payment by ASLR or its successors, parents, subsidiaries or affiliates to Naranjo of an aggregate of $16,000,000 pursuant Section 2.1(d), the 5% undivided tenants-in-common interest in the Property beneficially owned by ASLD II shall, without any further action or the payment of any additional consideration being required, be transferred and conveyed by ASLD II to ASLR, it being understood that immediately upon payment of such aggregate amount ASLR shall own the Property in fee simple. In such event, promptly upon request by ASLR, each of ASLD II, Naranjo and Crawford shall execute such documents, agreements and instruments and take such actions as are reasonably necessary to evidence the ownership of the Property in fee simple by ASLR.

3. Term. The term of this Agreement shall take effect immediately upon Closing Date and shall continue until one of the following events occurs: dissolution by mutual agreement; the sale of the Property; forfeiture of all of ASLR's interests in the Property pursuant to this Agreement; or, the expiration of 99 years. In addition, each of the parties agrees that immediately upon the payment by ASLR or its successors, parents, subsidiaries or affiliates to Naranjo of an aggregate of $16,000,000 pursuant Section 2.1(d), neither ASLD II, Naranjo or Crawford have any right under Section 6.3 of this Agreement to require ASLR to forfeit all or any portion of ASLR's interest in the Property and the only remedy which may be sought for a breach of Section 2.2(g) by ASLR shall be in money damages. It is the intent of the parties that this instrument binds the parties hereto and their respective heirs, legal representatives, successors and assigns.

4. Nature of the Ownership in Common. This Agreement shall not constitute the parties hereto general partners or joint venturers, nor constitute any party the agent of the other or, except as provided herein, in any manner limit any party hereto in carrying on its respective separate business or activities, nor impose upon any party hereto any fiduciary duty by reason of such party carrying on his/its separate business or activity, nor impose upon any party hereto any liability or obligation except as herein expressly provided.

5. Management. As long as ASLD II or ASLR shall own an interest in the Property, ASLR shall supervise all work performed in relation to the Property, shall conduct a sales campaign for retail sale of the Property and shall otherwise use its best efforts to enable the Property to generate sufficient revenues so as to enable ASLR to timely meet all of its obligations under Sections 2.1 and 2.2 of this Agreement. ASLR shall be entitled to engage the services of third parties to develop and sell the Property. In the performance of its duties, ASLR shall keep ASLD II advised regarding all actions taken with respect to the Property.

6. Interests of the Parties; Defaults; Forfeitures.

      6.1 Interests of the Parties. The parties agree that they are and shall be tenants in common owning undivided percentage interests in the Property as follows:

      ASLD II: 5% equity interest in the fair market value of the Property.

      ASLR: 95% interest in the fair market value of the Property.

      6.2 Events of Default. ASLR shall be in default for any of the following:

            (a) Failure to perform any material obligations contained either in the Agreement or any document to which reference is made in this Agreement;

            (b) Failure to maintain all debt obligations current, i.e. no payment more than 29 days overdue, including, but not limited to, any and all mortgages on the Property titled in ASLD II;

            (c) Failure of Azur to fully and completely comply with applicable federal laws and regulations regarding publicly-traded securities;

            (d) If ASLR or Azur (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated a bankrupt or insolvent; (iv) files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in this paragraph; or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the member or of all or any substantial part of its properties;

            (e) If one hundred twenty (120) days after the commencement of any proceeding against ASLR or Azur seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of the member or of all or any substantial part of its properties, the appointment is not vacated or stayed or within ninety
(90) days after the expiration of any stay, the appointment is not vacated;

            (f) If ASLR is in default under any financing agreement with any party, which in any way binds or encumbers the Property; or

            (g) Permitting a lien of any type to be filed against the Property which is not removed by dismissal or otherwise within sixty (60) days after notice thereof.

      6.3. Forfeiture. Subject to Section 3, in the event of any default by ASLR, then ASLR shall forfeit to ASLD II a 75% undivided percentage interest in the Property, without further action by ASLD II or any other party; provided, however, that if on the date of the occurrence of any Event of Default the aggregate outstanding indebtedness secured by the Property exceeds $6,000,000, then in lieu of a 75% interest, ASLR's entire 95% undivided interest in the Property shall be forfeited to ASLD II. The forfeiture of the 75% or 95% undivided interest in the Property by ASLR shall be ASLD II's sole remedy in the case of the occurrence of an Event of Default. In the event of a forfeiture under this Section 6.2, the Crawford Employment Agreement shall, without any action by either party being required, terminate immediately and the shares of ASLR common stock issued to Crawford pursuant to Section 2.2 of this Agreement, whether held by Crawford or any transferee, shall revert to Azur.

7. Representations and Warranties of ASLD II. ASLD II represents and warrants to ASLR as follows:

            (a) Organization. ASLD II is a limited liability company, duly formed under the laws of the State of Mississippi.

            (b) Ownership of Interest in Shell Landing Development. (i) ASLD II owns the Transferred Interest, subject only to a Deed of Trust, dated May 4, 2005 held by Olympic Coast Investment, Inc. ("Olympic") in Shell Landing Development (the "Deed of Trust"), and free and clear of all other liens, encumbrances, charges, security interests, claims and assessments. The Transferred Interest will be subject to no restrictions with respect to transferability.

            (c) Authority; No Conflict; Required Filings and Consents.

                  (i) ASLD II has all requisite entity power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all necessary limited liability company action on the part of ASLD II, and no other proceedings on the part of ASLD II are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Except for Olympic, no approval by any other person is required for the due authorization, execution and delivery by ASLD II of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by ASLD II and constitutes a valid and legally binding obligation of ASLD II, enforceable against ASLD II in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (ii) The execution and delivery by ASLD II of this Agreement does not, and consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of, the operating agreement or certificate of formation of ASLD II, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which ASLDII is a party or by which any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ASLD II or any of its properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Government Entity") is required by or with respect to ASLD II in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such filings as may be required under applicable state securities laws, and
                  (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially burden or delay the consummation of the transactions contemplated hereby.

            (d) Litigation. To the best knowledge of ASLD II, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against ASLD II or any of its properties or any of its members or managers , which, if determined adversely to any of them , would have a material adverse effect on Shell Landing Development (a "Material Adverse Effect") and
(ii) to the best knowledge of ASLD II, there is no judgment, decree or order against any person, the existence of which would have a Material Adverse Effect.

            (e) Finder's Fees. ASLD II has not retained any finder or broker in connection with the transactions contemplated by this Agreement and ASLD II hereby agrees to indemnify and to hold ASLR and Azur harmless for and from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which ASLD II or any person or entity on behalf of ASLD II, is or may be responsible as a result of the transactions contemplated hereby.

            (f) Purchase Entirely for Own Account. The Azur Common Stock that will be acquired by Naranjo and Crawford will be acquired by them solely for investment purposes, for their own account, and not with a view to the resale or distribution of any part thereof, except as permitted by law.

            (g) No General Solicitation. ASLD II has not received any general solicitation or advertising regarding the offering of the shares of Azur Common Stock or entering into this Agreement.

            (h) Restricted Securities. ASLD II and each of Crawford and Naranjo understands that the Azur Common Stock is being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such shares have not been registered under the Securities Act and that it may not resell, pledge or otherwise transfer any such shares, except (A) pursuant to an effective registration statement under the Act, (B) in an offshore transaction complying with Rule 904 of Regulation S promulgated under the Act, or (C) pursuant to another applicable exemption from registration.

            (i) Legends. It is understood that the certificates evidencing the shares of Azur Common Stock may bear the following legends:

                  (i) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (B) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW."

                  (ii) Any legend required by the By-laws of Azur. The By-law of Azur in effect on the date hereof are attached hereto as
                  Schedule 7 and such By-laws shall not be amended prior to the Closing Date.

8. Representations and Warranties of ASLR. ASLR hereby represents and warrants to ASLD II as follows:

      (a) Organization. Azur is a corporation duly organized, validly existing and in good standing under the laws of Nevada. ASLR is a corporation duly organized, validly existing and in good standing under the laws of Mississippi.

      (b) Authority; No Conflict; Required Filings and Consents.

            (i) ASLR has all requisite corporate power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all necessary corporate action on the part of ASLR, and no other proceedings on the part of ASLR are necessary to approve this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by ASLR and constitutes valid and legally binding obligations of ASLR, enforceable against ASLR in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (ii) The execution and delivery by ASLR of this Agreement does not, and consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of, the certificate of incorporation or by-laws of ASLR, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which ASLR is a party or by which any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ASLR or any of their respective properties or assets, except in the case of (ii) and (iii) for any such violations, defaults, breaches, terminations, cancellations, accelerations, losses or conflicts which would not materially burden or delay the consummation of the transactions contemplated hereby.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ASLR in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such filings as may be required under applicable state securities laws, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially burden or delay the consummation of the transactions contemplated hereby.


      (c) Finder's Fees. ASLR has not retained any finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold each of ASLD II, Naranjo and Crawford harmless for and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which ASLR, or any person or entity acting on behalf of ASLR, is or may be reasonable as a result of the transactions contemplated hereby.

      (d) Delivery of Documents; Execution of Conveyance Documents. ASLR shall promptly deliver to ASLD II for review any and all proposals to ASLR for the financing of future operations, construction or the contemplated acquisition of the Property or any interest therein prior to execution of same by ASLR. ASLR acknowledges and agrees that all instruments conveying the Property or any interest therein shall require the signatures of persons authorized to sign such documents on behalf of ASLD II as trustee for the Co-Owners.

      (e) Due Diligence. ASLR warrants that it has had the opportunity to conduct a full and complete due diligence necessary to become knowledgeable about the Property and the contemplated transaction prior to Closing. ASLR also warrants that all documents, access and other information it has requested of ASLD II and its Members have been provided to them. Finally, ASLR warrants that it requires no other information of ASLD II or its members in order to close on this transaction.

9. Closing Conditions

      9.1 Conditions to ASLR's Obligations. The obligation of ASLR to purchase from ASLD II the Transferred Interest and perform all of its other agreements to be performed at or after the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

      (i) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by ASLD II in Section 7 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date; and ASLD II shall have performed all obligations herein required to be performed by it on or prior to the Closing Date.


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      (ii) No Injunction, Order, etc. There shall be no injunction, order or decree of any nature of any court or Government Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

      (iii) General Release. Azur and its subsidiaries shall have received from each of Naranjo and Crawford a general release in the form of Exhibit E hereto.

      9.2 Conditions to ASLD II's Obligations. The obligation of ASLD II to transfer and convey to ASLR the Transferred Interest and perform all of its other agreements to be performed at or after the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

      (i) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by ASLR in Section 8 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date; and ASLR shall have performed all obligations herein required to be performed by it on or prior to the Closing Date.

      (ii) Qualifications. The issuance of the shares of Azur Common Stock to Naranjo and Crawford pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws. In addition, all other authorizations, approvals or permits of any Government Entity that are required in connection with the lawful issuance and sale of the shares shall have been duly obtained and shall be effective on and as of the Closing Date.

      (iii) No Injunction, Order, etc. There shall be no injunction, order or decree of any nature of any court or Government Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

      (iv) Interest Reserve. During the term of this Agreement, ASLR agrees to maintain a cash (or cash equivalent) reserve of no less than four months of interest due on any mortgage or other indebtedness owed to ASLD II, its members or any third party. Each of ASLD II, Naranjo and Crawford acknowledges and agrees that (A) as of the date hereof an aggregate of approximately $500,000 is being held in an interest bearing account at the First Bank, Pascagoula, Mississippi (together with any interest earned thereon, the "Reserve Funds") a reserve for interest payable on outstanding indebtedness of ASLD II to Olympic secured by the Property,
      (B) unless ASLR and ASLD II shall otherwise agree in writing, the Reserve Funds shall be used solely to pay Olympic with respect to indebtedness of ASLD II to Olympic secured by the Property and (c) in calculating the amount of the interest reserve which must be maintained by ASLR under this
      Section 9.2(iv), the Reserve Funds on a dollar for dollar basis, shall be deemed to be amounts maintained by ASLR for interest reserves.

      (v) Distributions to ASLR Shareholders. Commencing with the quarter beginning October 1, 2005, ASLR agrees to make a distribution no less than once per calendar quarter, to all of its shareholders pro rata of all cash on hand (excluding cash received directly as financing secured by the Property), which exceeds $250,000 after payment of current liabilities.

      (vi) Payments of Gross Proceeds to Naranjo. Commencing with the quarter ending September 30, 2006, whether or not any Gross Proceeds have been received in the quarter, Naranjo shall receive a minimum cumulative payment under Section 2.1(d) of this Agreement of $125,000 per quarter. For example, if Gross Proceeds of $2,000,000 are received in the quarter ended September 30, 2006, then in lieu of $100,000 (5% of such $2,000,000 of Gross Proceeds) for the entire quarter, Naranjo shall be paid in respect of his 5% undivided interest in the Property within 5 days after the end of the quarter an amount, which when added to the total payments made to Naranjo pursuant to Section 2.1(d) during the quarter, equals $125,000. If Naranjo has received an aggregate of $300,000 in payments under Section 2.1(d) for the six month period between July 1, 2006 and December 31, 2005, then the minimum payment obligation to Naranjo in the quarter ending March 31, 2007 would be $75,000 rather than $125,000.

      (vii) Payment of Naranjo's, Crawford's and ASLD II's Legal Fees. Azur shall have paid all of the reasonable fees and disbursements of legal counsel to Naranjo, Crawford and ASLD II from May 5, 2005 to the Closing Date in connection with all transactions contemplated by this Agreement.

      (viii) General Release. Each of Crawford and Naranjo shall have received from Azur and its subsidiaries a general release in the form of Exhibit F hereto.

      (ix) Naranjo Note. ASLR shall have delivered to Naranjo the Naranjo Note.

      (x) ASLD II to Approve Bulk Sales . ASLR agrees that any Bulk Sale must be approved in advance in writing by ASLD II, such approval not to be unreasonably withheld. For purposes of this Agreement, "Bulk Sale" means any sale of all or part of the land comprising Shell Landing Development or any interest therein, except a sale in the normal course of business of
      (1) one or more lots or (2) any interest in land which has been developed by Azur and/or its subsidiaries.

      (xi) Acceleration of Payments to Naranjo. If upon an approval of a Bulk Sale pursuant to Section 9.2 (x), the total payments made to Crawford under this Agreement, including any distributions made to Crawford by ASLR in respect of the 25% equity interest in ASLR issued to Crawford under
      Section 2.2(h) of this Agreement, but not including any payments made to Carl Crawford under the Employment Agreement, are in excess of the total payments received by Naranjo under this Agreement by such time, then Naranjo shall promptly receive an additional amount equal to such excess and such additional amount shall be credited against the obligations to Naranjo under Section 2.1(d) and 9.2(vi).

      (xii) Payment of Mortgages. ASLR shall timely pay all indebtedness secured by all or any portion of the Property.

10. Indemnification. (a) Azur and ASLR jointly and severally agree to indemnify each of Naranjo, Crawford, ASLD II, and their respective members, subsidiaries, affiliates, officers, directors, partners, agents and employees, against any losses, claims, suits, actions or other liability (including attorneys fees and costs) directly or indirectly arising out of or relating to (i) the acquisition by ASLR of the Transferred Interest; (ii) any action, suit, claim, etc. by any shareholder, creditor or other party, in any way contesting the May 2005 purchase of the "Shell Landing Development" property by ASLD II, (iii) the construction of the condominium project known as "The Islands at Shell Landing," or the validity of Azur's agreements with ASLD II, Naranjo or Crawford, (iv) the breach of any representations made by ASLR in Section 8 of this Agreement, (v) actions or omissions taken in the capacity as a director, officer, employee or agent of Azur or any of its subsidiaries, or any other act or omission in breach of Azur's and/or ASLR's obligations in connection with this agreement.

      (b) ASLD II, Naranjo and Crawford agree to severally indemnify ASLR, Azur and their respective stockholders, members, managers, subsidiaries, officers, agents and employees, against any losses, claims, suits, actions or other liability (including attorneys fees and costs) arising out of or due to (i) the breach of any representations made by ASLD II in Section 7 of this Agreement or
(ii) the validity of any agreement between Naranjo or Crawford or between either of them and ASLD II.

11. Representations Survive Closing; Releases and Indemnities to Survive Automatic Termination of Agreement. (a) All the terms, representations and covenants herein set forth are continuing terms, representations and warranties and shall survive the closing and the execution and delivery of all conveyance documents.

      (b) Notwithstanding the automatic termination of this Agreement pursuant to Section 2, the releases given pursuant to Section 9.1(iii) and 9.2 (viii) and the indemnities given pursuant to Sections 10(a) and 10(b) shall survive and remain in full force and effect, the consideration for each party's release and indemnity being the other party's release and indemnity.

12. Transfer and Assignment. All the terms, covenants and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto and their legal representatives, successors and assigns, respectively.

13. Rules of Construction. In all references herein to any parties, persons, entities or corporations the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the instrument may require

14. Banking. All funds derived from the Property shall be deposited in such bank account or accounts as ASLR shall designate, and all withdrawals there from shall be made upon checks signed by ASLR.

15. Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable costs and attorney's fees, including costs and attorney's fees for any appellate proceedings.

16. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17. No Assignment. Neither ASLD II nor ASLR may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party. Naranjo or Crawford may assign their rights to receive payment from ASLR to a third party upon 14 days prior written notice to ASLR.

18. Successors and Assigns. This Agreement shall bind and inure to the benefit of ASLD II and ASLR and their respective heirs, executors, administrators, successors and assigns.

19. Amendment. The parties hereto may amend, modify and supplement this Agreement only in such manner as may be agreed upon by them in writing.

20. Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

21. Additional Funding. To the extent that any funds are required to develop and/or sell the Property, ASLR hereby agrees to provide 100% of such funding. ASLR and Azur (as 75% shareholder of ASLR) agree that no distributions to Crawford as a shareholder of ASLR shall in any way be charged, assessed or otherwise reduced by the costs of said financing incurred by ASLR, e.g., attorneys fees, title insurance, interest, prepayment penalties, origination or broker fees, interest reserve, surveys, appraisals, due diligence costs of lender, etc. opment costs incurred by ASLR or Azur (including its subsidiaries).

22. Notices. All notices, demands and acceptances required to be given hereunder shall be in writing and shall be delivered by hand, mailed by certified or registered mail, return receipt requested, or delivered by a nationally recognized overnight delivery service, to the following addresses:

      To ASLD II:       3499 Shell Landing Boulevard
                        Gautier, Mississippi 39553
                        Attn: Carl Crawford and Ed Naranjo

      Copy To:          Stephen W. Burrow
                        Williams, Heidelberg, Steinberger & McElhaney P.O. Box 1407
                        Pascagoula, MS 39568-1407

      To ASLR:          101 NE 3rd Avenue, Suite 1220
                        Fort Lauderdale, Florida 33303
                        Attn: President

      Copy to:          Darren Ofsink, Esq.
                        Guzov Ofsink, LLC
                        600 Madison Avenue, 14th Floor
                        New York, New York 10022

23. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Mississippi.

24. Tax Reporting. For federal and state income tax purposes, each party agrees to report his share of income, deductions, gains and credits related or arising out of the operation of the Property. The parties hereto agree that the tenancy herein created shall be excluded from the provision of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended.

25. Books. ASLR shall maintain or cause to be maintained at its office in Ft. Lauderdale, Florida, full and complete books and records relating to the Property. Such books and records shall be made available to Co-Owners upon request.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Azur Shell Landing Development II LLC,
a Mississippi limited liability company

By: /s/ Ed Naranjo
    ----------------------------------
    Ed Naranjo, one of its Managers

By: /s/ Carl Crawford
    ----------------------------------
    Carl Crawford, one of its Managers


Azur Shell Landing Resort Inc.,
a Mississippi corporation

By: /s/ Donald Winfrey
    ----------------------------------
    Donald Winfrey, Vice President


Azur International, Inc.

By: /s/ Donald Winfrey
    ----------------------------------
    Donald Winfrey, President